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                         THE EMERGING GERMANY FUND INC.
                      FOUR EMBARCADERO CENTER, 30TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                January 15, 1999

To Our Fellow Stockholders:

The Board of Directors of The Emerging Germany Fund Inc. (the "Fund") recently sent you proxy materials for its Annual Meeting of Stockholders (the "Meeting") to be held on January 26, 1999. These materials describe our proposals to (1) broaden the Fund's investment objective to capitalize fully on the economic growth occurring throughout Europe and (2) convert the Fund to an open-end investment company. If approved at the Meeting, these proposals will provide a timely and effective means to enhance stockholder returns. The Board of Directors of the Fund strongly endorses these important changes as being in the best interest of the Fund and all stockholders. Please refer to the proxy materials previously mailed to you for a complete explanation of our proposals.

The Board of Directors is sending you this letter now to impress upon you the importance of your vote. Approval of these proposals is integral to the continued successful operation of the Fund. Accordingly, it is important that you take the time to mark your approval FOR our proposals and then sign, date, and return the enclosed WHITE proxy card to the Fund so that your vote can guide the Fund into the future. Our Meeting will be held on January 26, 1999, so you must act soon to have your vote count.

It has come to our attention that two groups of dissident stockholders, Deep Discount Advisors, Inc./Ron Olin Management Company and Opportunity Partners L.P., have launched their own proxy solicitations in an attempt to take control of the Fund. You may have already received one or both of their separate proxy materials. These dissident stockholders say that they desire control of the Fund because they believe that they can deliver value to the Fund and its stockholders more efficiently than is described in our proxy materials. However, because the plans of these stockholders are so vague and confusing, it is difficult to determine exactly what they want and how they intend to achieve whatever goals they have for the Fund. For example, neither dissident indicates any preferred course of action for the Fund and both fail to offer any timetable, estimates of cost or explanation of how they will achieve their goals. Also, although both dissidents suggest that they want the Fund's current discount to net asset value eliminated, it is puzzling that neither dissident indicates whether or not they support the Fund's open-ending conversion plan--the ultimate discount elimination technique available.

In addition to being ambiguous about their plans for the Fund, these dissidents make promises we believe are misleading and not realistic. For example, in asserting that they may pursue an open-ending plan that does not have any redemption fee, something we agree that is possible, neither dissident mentions that the purpose of a redemption fee is to allocate the costs associated with redemptions to those stockholders that redeem (like themselves), instead of passing those costs on to the remaining long-term investors. In other words, the 1% redemption fee is intended to apportion redemption expenses only to those stockholders electing to redeem their shares in the six-month period following conversion of the Fund, and not to the stockholders who remain invested in the Fund. Furthermore, it is highly unlikely that either dissident could effect the open-ending faster than is contemplated by the Board. Our plan sets the open-end conversion at approximately ninety days after stockholder approval to allow time to process a registration statement with the Securities and Exchange Commission, to delist from the New York Stock Exchange, and to revise Fund operations to run as an open-end investment management company.

The Fund's proposals, as set forth in our proxy materials and unanimously supported by the Board of Directors, together with the Fund's record as the top-performing U.S.-based German fund over the past two years, demonstrate that we are committed to maximizing stockholder value. We carefully designed our proposals to give you a straightforward and efficient mechanism for maintaining your investment in the
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Fund, with the option of realizing net asset value on your shares when you so choose. In addition, our proposals will ensure that the investment adviser, which has guided the Fund to excellent returns in recent years, will continue to manage the Fund. Because our proposals are the only proposals designed to quickly and efficiently deliver to you added value, we strongly recommend that you vote in favor of our real proposals and not the confusion and uncertainty offered by the dissident stockholders.

Once again, we request that you vote in favor of our proposals to broaden the investment objective of the Fund and to convert the Fund to an open-end investment management company. The Board is confident that the proposals will benefit both the Fund and its stockholders. Please sign, date, and return the enclosed WHITE proxy card in the enclosed postage-paid return envelope. Should you need another copy of our proxy materials, or if you have any questions or need other assistance, please call the Fund's proxy solicitor, Georgeson & Co., toll-free at (800) 223-2064.

Thank you for your time and consideration.

                                          Sincerely,

                                             [SIGNATURE]

                                          Rolf Passow
                                          Chairman of the Board of Directors,
                                          on behalf of the Board of
                                          The Emerging Germany Fund Inc.

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